Exhibit 23.3

KPMG ehf.	Telephone +354 545 6000
Borgartun 27	Telefax +354 545 6001
105 Reykjavik	Internet www.kpmg.is
Iceland

Consent of Independent Auditor

The Board of Directors

Actavis Pharma Holding 4 ehf.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Actavis plc to be filed with the SEC of our report dated June 20, 2012 with respect to the combined statements of financial position of Actavis Pharma Holding 4 ehf. and Actavis S.à. r.l. as of December 31, 2011 and 2010, and the related combined statements of income comprehensive income, cash flows, and changes in equity for the years then ended, which report appears in Exhibit 99.1 to Watson Pharmaceutical, Inc.’s Registration Statement on Form S-3 (File No. 333-184122), filed on September 27, 2012 and to the reference to our firm under the headings “Experts” in the prospectus.

/s/ KPMG ehf.

Reykjavik, Iceland

July 31, 2014